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Prospectus Supplement
(To Prospectus dated February 9, 2000)


                           Liberty Media Corporation
                  4% Senior Exchangeable Debentures due 2029

                          ___________________________


     The persons named in the table below are "selling security holders," as that term is used in the prospectus, dated February 9, 2000, which covers the sale from time to time by the selling security holders named therein and in any prospectus supplement of $868,789,000 original principal amount of Liberty Media Corporation's 4% Senior Exchangeable Debentures due 2029. The selling security holders named below either acquired their debentures pursuant to Rule 144A from persons named as selling security holders in the prospectus, or are indirectly referred to in the prospectus under the entry "any other holder of debentures as of the date of this prospectus," which appears in the table under the caption "Selling Security Holders" in the prospectus.

     The following table sets forth information, as of February 9, 2000, with respect to each selling security holder named therein and the principal amount of debentures owned by it. The entire principal amount of the debentures owned by each named selling security holder may be sold pursuant to the prospectus, as supplemented hereby. Because each selling security holder may sell all or some of its debentures from time to time under the prospectus, as supplemented hereby, no estimate can be given at this time as to the principal amount of debentures that will be held by that selling security holder following any particular sale of debentures by it.

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  Name                                            Principal amount of      Percentage of
                                                  debentures that may       outstanding
                                                     be sold ($)            debentures
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
  Attorneys Title Insurance Fund                              300,000            *
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  First Republic Bank                                         155,000            *
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  Nelson Partners Ltd.                                      3,395,000            *
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  Principal Utilities Fund, Inc.                            2,112,000            *
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  Principal Variable Contracts Fund -- Utilities              288,000            *
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
* Less than 1%

     PIMCO Convertible Bond Fund, which is named in the prospectus as a selling security holder, owned debentures in the principal amount of $4,700,000 on February 9, 2000, which represented less than one percent of the principal amount of the debentures outstanding on that date.

     State of Oregon Equity, which is named in the prospectus as a selling security holder, owned debentures in the principal amount of $9,400,000 on February 9, 2000, which represented 1.08% of the principal amount of the debentures outstanding on that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                          ___________________________

         The date of this Prospectus Supplement is February 24, 2000.